Exhibit 99.1

Pediatrix Earns 85 Cents Per Share on Record Quarterly Revenue

    FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--May 4, 2004--Pediatrix Medical Group, Inc. (NYSE:PDX), the nation's largest provider of physician services focused on newborn and maternal-fetal care, today reported continued strong revenue and earnings growth and expanded operating margins for the three months ended March 31, 2004.

    Highlights for the 2004 first quarter include:

    -- Earnings per share of 85 cents, up 25 percent from the comparable prior period;

    -- Record quarterly revenue of $148.1 million, an increase of 17 percent over the prior-year period;

    --  Strong same-unit revenue growth of 9.7 percent;

    -- Operating income of $34.1 million with operating margin expansion of more than 116 basis points, to 23 percent; and

    -- Net income of $21.3 million, an increase of 25 percent over the prior-year period.

    "This was another good quarter in which we continued to combine growth with increased operating efficiencies to produce superior results," said Roger J. Medel, M.D., President and Chief Executive Officer of Pediatrix Medical Group, Inc. "We're successfully executing our expansion strategy and we're pleased by the number of physicians who continue to join our national group practice."
    First quarter 2004 revenue was $148.1 million, up 17 percent from $126.2 million for the comparable period. This increase reflects same-unit revenue growth of 9.7 percent, as well as contributions from acquisitions completed during 2003. Same-unit neonatal intensive care patient volume increased by 3.6 percent for the 2004 first quarter.
    Income from operations was $34.1 million for the 2004 first quarter, up 24 percent from $27.6 million for the comparable period of 2003. Operating margin of 23 percent increased by 116 basis points for the 2004 first quarter as a result of continued efficiencies at both the practice and general and administrative levels.
    Net income increased by 25 percent, to $21.3 million for the three months ended March 31, 2004 from $17 million for the comparable period of 2003. Pediatrix earned 85 cents per share, based on a weighted average 25.1 million shares outstanding, up 25 percent from earnings of 68 cents per share, based on a weighted average 25.1 million shares outstanding for the three months ended March 31, 2003.
    During the 2004 first quarter, Pediatrix used approximately $8.7 million of cash to acquire two physician practices, including a group practice that provides neonatal and pediatric intensive care services in Tallahassee, Florida, and a pediatric cardiology physician group practice in Denver. Acquisitions continued in the 2004 second quarter with the addition of a neonatal physician group practice based in Lafayette, Louisiana, and a maternal-fetal medicine physician group practice based in Atlanta, Georgia.
    Pediatrix ended the 2004 first quarter with more than $24 million in cash and cash equivalents, and total debt of approximately $2 million.

    Earnings conference call

    Pediatrix Medical Group, Inc. will host an investor conference call to discuss the quarterly results at 10 a.m. (EDT) today. The conference call Webcast may be accessed from the Company's Website, www.pediatrix.com. A telephone replay of the conference call will be available from 2 p.m. (EDT) today through midnight (EDT) May 11, 2004 by dialing 800-475-6701, access code 727627. The replay will also be available at www.pediatrix.com.

    About Pediatrix

    Pediatrix was founded in 1979. Pediatrix physicians are reshaping the delivery of maternal-fetal and newborn care, identifying best demonstrated processes and participating in clinical research to enhance patient outcomes and provide high-quality, cost-effective care. Its neonatal physicians provide services at more than 200 neonatal intensive care units, and through Obstetrix, its maternal-fetal physicians provide services in many markets where Pediatrix's neonatal physicians practice. Combined, Pediatrix and its affiliated professional corporations employ more than 700 physicians in 31 states and Puerto Rico. Pediatrix is also the nation's largest provider of newborn hearing screens and the largest private provider of newborn metabolic screening. Additional information is available at http://www.pediatrix.com .

    Certain statements and information in this press release may be deemed to be "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. These statements are often characterized by terminology such as "believe", "hope", "may", "anticipate", "should", "intend", "plan", "will", "expect", "estimate", "project", "positioned", "strategy" and similar expressions, and are based on assumptions and assessments made by Pediatrix's management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and Pediatrix undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in Pediatrix's most recent Annual Report on Form 10-K, including the section entitled "Risk Factors".


                    Pediatrix Medical Group, Inc.
                   Consolidated Statements of Income
                             (Unaudited)
                                                   Three Months Ended
                                                        March 31,
                                                      2004      2003
                                                   -------------------
                                                     (in thousands,
                                                     except for per
                                                       share data)
                                                   -------------------

Net patient service revenue                        $148,116  $126,200
                                                   --------- ---------
Operating expenses:
 Practice salaries and benefits                      86,475    74,616
 Practice supplies and other operating expenses       5,351     4,065
 General and administrative expenses                 19,847    18,301
 Depreciation and amortization                        2,363     1,650
                                                   --------- ---------

 Total operating expenses                           114,036    98,632
                                                   --------- ---------

Income from operations                               34,080    27,568
                                                   --------- ---------

Investment income                                       146       139
Interest expense                                       (256)     (290)
                                                   --------- ---------

Income before income taxes                           33,970    27,417
Income tax provision                                (12,654)  (10,418)
                                                   --------- ---------

Net income                                          $21,316   $16,999
                                                   ========= =========

Per share data:
 Net income per common and common equivalent share
  (diluted)                                          $ 0.85    $ 0.68

 Weighted average shares used in computing net
  income per common and common equivalent share
  (diluted)                                          25,105    25,091



                       Balance Sheet Highlights
                       ------------------------
                                                  As of       As of
                                                 Mar. 31,    Dec. 31,
                                                   2004        2003
                                               ----------- -----------
                                               (Unaudited)

                                                  ($ in thousands)
Assets:
Cash and cash equivalents                         $24,314     $27,896
Accounts receivable, net                           97,940      94,213
Other current assets                               19,666      23,448
Other assets                                      580,612     572,037
                                               ----------- -----------
Total assets                                     $722,532    $717,594
                                               =========== ===========

Liabilities and shareholders' equity:
Accounts payable & accrued expenses
                                                 $ 75,470   $ 111,974
Total debt                                          2,046       1,864
Other liabilities                                  27,938      31,378
                                               ----------- -----------
Total liabilities                                 105,454     145,216
Shareholders' equity                              617,078     572,378
                                               ----------- -----------
Total liabilities and shareholders' equity      $ 722,532   $ 717,594
                                               =========== ===========

    CONTACT: Pediatrix Medical Group, Inc., Fort Lauderdale
             Investors:
             Bob Kneeley, 954-384-0175, x-5300
             bob_kneeley@pediatrix.com